Exhibit 99.1

Former Sony Pictures Head Mel Harris Joins
VitalStream Board of Directors

IRVINE, Calif. -- January 31, 2006 --VitalStream Holdings, Inc. (OTCBB: VSTH), the world leader in audio and video streaming, today announced that Mel Harris, who retired as President of Sony Pictures Entertainment in 2002, has been appointed as a member of the board of directors replacing Charlie Lyons who is leaving the board to devote more time to his business. VitalStream also announced that its Chief Executive Officer and board member, Jack Waterman, has been appointed to the additional position of Chairman of the Board. The total number of board members remains at seven.

"We are extremely pleased to welcome someone of Mel's stature to the board and look forward to benefiting from his in-depth industry insight, relationships and expertise as we continue to capitalize on the burgeoning streaming media market. On a personal level, I welcome the opportunity to work with Mel again as his leadership skills are admired throughout the entertainment industry. I would also like to thank Charlie for his invaluable contributions to our organization over the past few years, and we wish him the best of luck with his endeavors," stated Jack Waterman.

Mr. Lyons said, "I've had a great time being part of VitalStream and its growth. The time has come for me to step down and devote my full energies to Beacon Pictures. I want to congratulate Jack and his team for their progress and I'm excited that Mel Harris is replacing me on the board. For me, he represents the gold standard and is a legend in the media business."

Mr. Harris is a forty year veteran of the broadcasting and entertainment industries. Over a 25 year span from 1977 to 2002 he impacted almost every facet of the television and video businesses, rising to the Presidency of the worldwide television and video enterprises of two major studios, Paramount and Sony. In 1999, he was named President and Chief Operating Officer of Sony Pictures Entertainment, presiding over the rise of the studio to the number one box office position in 2002. An advocate of new technologies, he helped found the home video industry, launched cable networks around the world, exploited satellite communications to usher in the modern era of first run syndication, structured internet enterprises, and served on various industry and governmental groups fashioning the future of media and mass communication. He holds three degrees in mass communication, including a PhD from Ohio University.

"I am extremely excited to join the advisory team at VitalStream and to work with Jack and the rest of the board in helping to guide the company within a rapidly growing sector," said Mr. Harris. "As a leading provider of audio and video streaming, VitalStream is well positioned to benefit from the convergence of broadcasting, advertising and digital media on a global basis."

About VitalStream

VitalStream, Inc., a wholly owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH), is the world's leading streaming solutions provider and international content delivery network that provides the reliable choice for delivering streaming media to global audiences. VitalStream provides complete solutions, including video and audio streaming, live event broadcasting, media asset management and consulting services that seamlessly integrate with today's leading streaming media technologies. VitalStream's innovative tool set streamlines the process of delivering the leading streaming media formats, Macromedia(R) Flash(TM) and Microsoft(R) Windows Media(R), over the Internet. VitalStream's worldwide content delivery network is certified for quality transfer in the United States, Europe and Asia and delivers much of today's most popular online media. VitalStream serves an international customer base including Fortune 500 corporations, movie studios, news broadcasters, music and radio companies, advertising agencies and educational institutions. For more information, visit www.vitalstream.com.

VitalStream is a registered trademark of VitalStream, Inc. All other names or marks are the property of their respective owners.

Investor Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for VitalStream
415-217-7722